Exhibit 10.33
EXECUTION VERSION

AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY
THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (this “Agreement”) is made as of this 25th day of June, 2019 (the “Effective Date”), by and between NATIONAL INSTRUMENTS CORPORATION, a Delaware corporation (“Seller”), and BRIDGEPOINT PARKWAY INVESTORS, LLC, a Delaware limited liability company (“Buyer”).
For and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Terms and Definitions: The terms listed below shall have the respective meaning given them as set forth adjacent to each term.
(a)    “Additional Earnest Money” shall mean THREE HUNDRED THOUSAND and NO/100 DOLLARS ($300,000.00) (together with all interest accrued thereon).
(b)    “Anti-Money Laundering and Anti-Terrorism Laws” has the meaning ascribed to such term in Section 12(c) hereof.
(c)    “Assumed Contracts” has the meaning ascribed to such term in Section 6(c) hereof.
(d)    “Business Day” or “business day” means any day other than Saturday, Sunday or any federal legal holiday.
(e)    “Buyer’s Notice Address” shall be as follows, except as the same may be changed pursuant to the Notice section herein:
1000 Main Street
Suite 2400
Houston, Texas 77002
Attn: John Dailey
Tel: 713.209.5800
Email: john.dailey@madisonmarquette.com

With a copy to:
Jackson Walker LLP
1401 McKinney, Suite 1900
Houston, Texas 77010
Attn: Thad Armstrong
Tel: (713) 752-4310
Email: tarmstrong@jw.com
(f)    “Claim Cap” has the meaning ascribed to such term in Section 9(c) hereof.
(g)    “Claims” has the meaning ascribed to such term in Section 19 hereof.
(h)    “Closing” shall mean the consummation of the purchase and sale of the Property contemplated by this Agreement.
(i)    “Closing Date” shall mean the actual date of Closing, which shall occur no later than the date that is thirty (30) days after expiration of the Examination Period, subject to extension under Section 10 hereof.
(j)    “Closing Statement” has the meaning ascribed to such term in Section 10(a) hereof.
(k)    “Code” has the meaning ascribed to such term in Section 11(h) hereof.
(l)    “Contracts” shall mean those certain contracts or agreements affecting the Property as listed on Schedule 1(n) attached hereto.
(m)    “Deed” has the meaning ascribed to such term in Section 10(a) hereof.
(n)    “Due Diligence Materials” has the meaning ascribed to such term in Section 6(b) hereof.
(o)    “Earnest Money” shall mean the Initial Earnest Money plus the Additional Earnest Money and the Extension Earnest Money, if and to the extent deposited by Buyer pursuant to Section 4(b) hereof and/or Section 10 hereof.
(p)    “Extension Earnest Money” shall mean ONE HUNDRED THOUSAND and NO/100 DOLLARS ($100,000.00) (together with all interest accrued thereon).
(q)    “Examination Period” shall mean the period beginning on the Effective Date and extending until 5:00 p.m. (Austin, Texas time) on July 5, 2019.
(r)    “Executive Order” has the meaning ascribed to such term in Section 12(c) hereof.

(s)    “FIRPTA” has the meaning ascribed to such term in Section 11(f) hereof.
(t)    “Improvements” shall mean all buildings, facilities and other improvements located on the Real Property.
(u)    “Independent Consideration” has the meaning ascribed to such term in Section 17(b) hereof.
(v)    “Initial Earnest Money” shall mean FOUR HUNDRED THOUSAND and NO/100 DOLLARS ($400,000.00) (together with all interest accrued thereon).
(w)    “Intangible Property” shall mean all right, title and interest of Seller in and to any warranties, tradenames, logos (including any federal or state trademark or tradename registrations), or other identifying name or mark now used in connection with the Real Property and/or the Improvements, including, without limitation, “The Millennium”, plans and specifications and other architectural and engineering drawings for the Improvements, entitlements, and governmental permits, approvals and licenses (to the extent assignable); provided, however, the foregoing shall exclude any tradenames, logos (including any federal or state trademark or tradename registrations), or other identifying name or mark of National Instruments or “NI.”
(x)    “Landlord Operating Expense Payments” has the meaning ascribed to such term in Section 2(a)(ii) hereof.
(y)    “Lease” or “Leases” shall mean, individually or collectively, as the context may require, all leases, licenses, rental agreements and other occupancy agreements entered into by and between Seller and tenants occupying all or any portion of the Real Property.
(z)    “Lease Costs” has the meaning ascribed to such term in Section 2(b) hereof.
(aa)    “Objections” has the meaning ascribed to such term in Section 6(a) hereof.
(bb)    “Operating Expense Statement” has the meaning ascribed to such term in Section 2(a)(ii) hereof.
(cc)    “Operating Expenses” shall mean all utility charges and other operating expenses attributable to the Property for which Seller is liable, if any, including without limitation expenses under any Contracts assumed by Buyer pursuant to the terms of this Agreement.
(dd)    “Permitted Exceptions” has the meaning ascribed to such term in Section 5 hereof.

(ee)    “Personalty” shall mean all machinery, furniture, equipment and items of personal property of Seller attached or appurtenant to, located on or used in the ownership, use, operation or maintenance of the Property or the Improvements, if any.
(ff)    “Plan” has the meaning ascribed to such term in Section 11(h) hereof.
(gg)    “Preliminary Closing Statement” has the meaning ascribed to such term in Section 10(a) hereof.
(hh)    “Property” shall mean (i) the Real Property; (ii) the Improvements; (iii) all right, title and interest of Seller under the Leases; (iv) all right, title and interest of Seller under the Contracts; (v) the Personalty; (vi) all right, title and interest of Seller, if any, to any unpaid award for (1) any taking or condemnation of the Property or any portion thereof, or (2) any damage to the Property or the Improvements by reason of a change of grade of any street or highway; (vii) all easements, licenses, rights and appurtenances relating to any of the foregoing; and (viii) the Intangible Property.
(ii)    “Purchase Price” shall mean the sum of THIRTY-FOUR MILLION FIVE HUNDRED THOUSAND and NO/100 DOLLARS ($34,500,000.00), payable in cash at Closing.
(jj)    “Real Property” shall mean that certain real property located at 6504 Bridgepoint Parkway, Austin, Texas 78730, being more particularly described on Exhibit A, attached hereto and incorporated herein by this reference.
(kk)    “Seller’s Broker” shall mean Cushman & Wakefield U.S., Inc.
(ll)    “Seller Releasees” has the meaning ascribed to such term in Section 19 hereof.
(mm)    “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:
11500 N Mopac Expressway
Austin, Texas 78759
Attn: Scott Strzinek
Tel.: 512-683-8288
Email: scott.strzinek@ni.com

With a copy to:
DuBois, Bryant & Campbell
303 Colorado, Suite 2300
Austin, Texas 78701
Attn.: Rick Reed
Tel.: 512-457-8000
Email: rreed@dbcllp.com
(nn)    “Survey” has the meaning ascribed to such term in Section 6(a) hereof.
(oo)    “Survival Period” has the meaning ascribed to such term in Section 9(c) hereof.
(pp)    “Taxes” shall mean all ad valorem real estate taxes and assessments assessed by any governmental authority against the Real Property and Improvements.
(qq)    “Tenant” and “Tenants” shall mean, individually or collectively, as the context may require, any person leasing, using or occupying the Real Property or Improvements or any portion thereof pursuant to a Lease.
(rr)    “Tenant Operating Expense Payments” has the meaning ascribed to such term in Section 2(a)(ii) hereof.
(ss)    “Tenant Tax Payment” shall mean all amounts actually paid by Tenants to Seller for Taxes payable in the 2019 calendar year pursuant to the Leases.
(tt)    “Threshold Amount” has the meaning ascribed to such term in Section 9(c) hereof.
(uu)    “Title Agent” shall mean Heritage Title Company of Austin, Inc. at 401 Congress Avenue, Suite 1500, Austin, Texas 78701, Attention: Amy Love Fisher, telephone number (512) 505-5047, facsimile transmission number (512) 505-5024, email address: afisher@heritage-title.com, as title agent.
(vv)    “Title Commitment” has the meaning ascribed to such term in Section 6(a) hereof.
(ww)    “Title Insurer” shall mean First American Title Insurance Company or such other insurance company reasonable acceptable to Buyer.
(xx)    “Title Policy” has the meaning ascribed to such term in Section 2(c) hereof.

Section 2.    Proration of Income and Expenses and Payment of Costs and Recording Fees.
(a)    Proration of Income and Expenses. All income and expenses of the Property shall be prorated as of 12:01 a.m. on the Closing Date. Such prorated items include, without limitation, the following:
(i)    Rents. All collected rents shall be prorated between Seller and Buyer. Seller shall be entitled to all collected rents attributable to any period prior to but not including the Closing Date. Buyer shall be entitled to all collected rents (including prepaid rents) attributable to any period on and after the Closing Date. Uncollected rent and other income shall not be prorated. Buyer shall apply rent and other income from Tenants that are collected after the Closing unless the Tenant properly identifies the payment as being for a specific item, in the following order: (a) first, to Buyer’s reasonable costs of collection incurred with respect to such Tenant, (b) second, to Buyer in payment of the current rent due under such Lease, (c) third, to Buyer in payment of delinquent rent due under such Lease for the period from and after the Closing, and (d) fourth, to Seller in payment of rent coming due and payable prior to the Closing. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Buyer. Buyer will make reasonable efforts, without suit, to collect any rents relating to the period before Closing. The Seller may not pursue collection as to any rent not collected by Buyer.
(ii)    Operating Expenses. All Operating Expenses incurred in the month in which Closing occurs shall be prorated between Seller and Buyer. No later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement of Operating Expenses for the Property for the portion of the calendar year in which the Closing occurs (i.e., calendar year 2019) that the Property was owned by Seller (the “Operating Expense Statement”), which shall include (a) the amount of Operating Expense contributions paid by each Tenant during the calendar year in which Closing occurs through the date prior to the Closing Date (the “Tenant Operating Expense Payments”); and (b) the amount of Operating Expenses actually paid by Seller and proportionately allocated to the premises demised under each respective Lease during the calendar year in which Closing occurs through the date prior to the Closing Date (“Landlord Operating Expense Payments”); provided, however, to the extent the information necessary to fully determine the Landlord Operating Expense Payments for the month in which Closing occurs is not known at Closing, Seller shall be permitted to include an estimate of such Landlord Operating Expense Payments on the Operating Expense Statement. If the Operating Expense Statement shows that the amount of the Landlord Operating Expense Payments exceeds the Tenant Operating Expense Payments, Buyer shall reimburse Seller for such shortfall as and when such amounts are received by Buyer from Tenants following Buyer’s annual reconciliation for the 2019 calendar year. If the Operating Expense Statement shows that the amount of the Landlord Operating Expense Payments is less than the Tenant Operating Expense Payments, Seller shall reimburse Buyer for such difference at Closing. Following Closing, as between Buyer and Seller, Buyer shall be solely responsible for the performance of all Operating Expense reconciliations with Tenant for the 2019 calendar year and all calendar years thereafter, and Seller shall have no liability with respect to amounts due to any Tenant in connection with such reconciliation.
(iii)    Taxes. Taxes for the calendar year in which Closing occurs shall be prorated on a cash basis as of 12:01 a.m. on the Closing Date, with all such Taxes accruing before the Closing Date being the obligation of Seller and all such Taxes accruing on and after the Closing Date being the obligation of Buyer (for the avoidance of doubt, as between Seller and Buyer, Buyer shall be solely responsible for any Taxes payable in the 2019 calendar year and all calendar years thereafter). If Closing shall occur before the actual Taxes payable in the 2019 calendar year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year; and when actual Taxes are known for the 2019 calendar year, Seller and Buyer shall adjust such proration between them in cash based on actual Taxes no later than sixty (60) days thereafter. In addition, at Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to (1) the Tenant Tax Payment and (2) the prorated portion of the Taxes allocable to Seller’s period of ownership in the 2019 calendar year (which amount shall be reduced by the prorated portion of the Tenant Tax Payment allocable to Seller’s period of ownership in the 2019 calendar year). Notwithstanding the foregoing, any real estate tax refunds, rebates or reimbursements, which apply to periods before the Closing Date, shall remain the property of Seller except to the extent required to be paid to a Tenant pursuant to the terms of a Lease. Following Closing, as between Buyer and Seller, Buyer shall be solely responsible for the payment of all Taxes payable in the 2019 calendar year and all calendar years thereafter, and Seller shall have no liability with respect to any such Taxes, subject to said adjustment when actual Taxes for the 2019 calendar year are known.
(b)    Lease Costs. At Closing, Seller shall provide Buyer with credits against the Purchase Price in amounts equal to (i) free rents and other payments, allowances and reimbursements owed to Tenants, if any (other than as specified on Schedule 2(b) attached hereto), under the Leases attributable to the period after the Closing Date, and (ii) the amount of any security deposits held by Seller pursuant to the terms of the Leases (collectively, the “Lease Costs”). Seller shall be responsible for any lease commissions and other Lease Costs attributable to Leases entered into prior to the expiration of the Examination Period. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Seller be responsible for, and Buyer expressly assumes any and all liability for, any contingent Lease Costs (i.e., Lease Costs that are contingent on an event certain occurring pursuant to the terms of the Lease such as Tenant exercising a renewal option pursuant to its Lease that is at Tenant’s option), for which no party has triggered the payment thereof prior to the Closing Date. In the event the security deposit shall have been deposited with Seller in a form other than cash (e.g., letter of credit), Seller shall satisfy its obligations hereunder with respect to such security deposit by delivering to Title Agent, to be held in trust for the benefit of Buyer, an assignment of such security deposit to Buyer with written instructions to the issuer of such deposit to transfer the same to Buyer, and appropriate instruments of transfer or assignment. If there is any fee required by the issuer of the deposit in order to cause the transfer of the deposit to Buyer, Seller shall take commercially reasonable efforts to require the applicable Tenant to pay such fee; however, as between Seller and Buyer, Buyer shall be responsible for the amount of any unpaid fee required by the issuer of the deposit in order to cause the transfer of the deposit to Buyer, unless Seller receives such fee from the applicable Tenant or the applicable Tenant pays such fee directly to the issuer of the deposit. This Section 2(b) shall survive the Closing.
(c)    Payment of Costs and Recording Fees. At Closing, Seller shall pay: (i) the cost to cure any Objections (as defined below) which Seller elects (or is required) to cure in accordance with Section 6 hereof; (ii) one-half of the cost of escrow fees; and (iii) the title insurance base premium for the owner’s title insurance policy for the Property in the amount of the Purchase Price to be issued to Buyer (the “Title Policy”). At Closing, Buyer shall pay: (i) the cost of any recording fees with respect to the Deed and any mortgage or deed of trust (if any) for any financing obtained by Buyer at Closing; (ii) any costs of any title insurance endorsements (or additional title insurance coverage in excess of the Purchase Price) requested by Buyer with respect to the Title Policy; (iii) the title insurance premium for any title insurance issued in favor of Buyer’s lender (if any); (iv) the cost of the Survey (not to exceed $8,000.00), environmental reports and other due diligence investigations undertaken by Buyer; and (v) one-half of the cost of escrow fees. Seller and Buyer shall be responsible for their own attorney’s fees.
(d)    Utilities. Seller shall receive a credit at Closing for assignable utility deposits, if any, which are assigned to Buyer. Seller shall retain the rights to any utility deposits not assigned or assignable to Buyer at Closing. Seller and Buyer shall undertake commercially reasonable efforts to cause all utility meters with respect to utility charges to be read as of the date prior to the Closing Date, together with Seller cancelling such utility account and Buyer opening a new utility account, and Seller shall pay all charges for those utilities payable by Seller with respect to the Property which have accrued to and including the day prior to the Closing Date, and Buyer shall pay all such expenses accruing as of and after the Closing Date.
(e)    Adjustment Items. At least five (5) business days prior to the Closing (the “Statement Date”), Seller shall prepare and deliver to Buyer a statement of amounts to be prorated or adjusted under this Section 2, along with details of the calculations used by Seller to compute all credits and debits together with photocopies of all invoices, vouchers and other supporting documents in sufficient detail to enable Buyer to readily verify all items prorated or adjusted therein (collectively, the “Adjustment Items”). Should Seller fail to provide the Adjustment Items by the Statement Date, Buyer may, at Buyer’s option, extend the Closing Date by one business day for each business day that elapses after the Statement Deadline until Seller completes delivery of the Adjustment Items.
Section 3.    Sale of Property. Subject to the terms of this Agreement, Seller agrees to sell, and Buyer agrees to purchase, the Property for the Purchase Price.

Section 4.    Payment of Purchase Price.
(a)    Purchase Price. Buyer shall pay the Purchase Price to Seller in accordance with all the terms and conditions of this Agreement.
(b)    Earnest Money. The Initial Earnest Money shall be delivered to Title Agent within two (2) business days after the execution of this Agreement. Unless this Agreement is otherwise terminated by Buyer pursuant to Section 6 herein, the Additional Earnest Money shall be delivered by Buyer to Title Agent within two (2) business days after the expiration of the Examination Period. The Earnest Money shall be deposited by Buyer in escrow with Title Agent, to be applied as part payment of the Purchase Price at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement.
Section 5.    Title. At Closing, Seller agrees to convey to Buyer good and indefeasible fee simple title to the Property by special warranty deed, subject to the Leases, taxes for the current year and subsequent years not yet due and payable, matters arising solely as a result of the actions or omissions of any Tenant that do not encumber Seller’s fee simple interest in and to the Property and other exceptions set forth in the Title Commitment (as defined below) which Seller does not agree to cure under Section 6(a) herein and to which Buyer waives an Objection pursuant to Section 6(a) (collectively, the “Permitted Exceptions”).
Section 6.    Examination of Property. Seller and Buyer hereby agree as follows:
(a)    Title Examination. Buyer shall, at Buyer’s sole cost and expense, order, within two (2) business days after the Effective Date, a title commitment (the “Title Commitment”) from the Title Agent, on behalf of Title Insurer. As of the Effective Date, Seller has delivered a survey of the Property to Buyer (the “Survey”). Buyer shall provide the Title Commitment to Seller upon receipt. Buyer shall have until the date that is two (2) business days prior to the expiration of the Examination Period to notify Seller of any objections (the “Objections”) with respect to the Title Commitment and the Survey based on its review thereof. If Buyer does not give notice of its Objections within the time period set forth above, such failure shall be conclusively deemed to be full and complete approval of the Title Commitment and the Survey and all matters disclosed therein. If Buyer gives notice of its Objections within the time period set forth above, Seller shall have until the last day of the Examination Period to notify Buyer that Seller either (i) will cause or (ii) elects not to cause any or all of the Objections disclosed therein to be removed or insured over by Title Insurer. Seller’s failure to notify Buyer on or before the last day of the Examination Period as to any Objection shall be deemed an election by Seller not to remove or have Title Insurer insure over such Objections. If Seller notifies or is deemed to have notified Buyer that Seller shall not remove nor have Title Insurer insure over any or all of the Objections, Buyer shall have until the expiration of the Examination Period to (x) terminate this Agreement and receive a return of the Earnest Money or (y) waive such Objections and proceed to Closing without any abatement or reduction in the Purchase Price on account of such Objections. If Buyer does not terminate this Agreement prior to the expiration of the Examination Period, Buyer shall be deemed to have elected to waive its

Objections. Notwithstanding anything to the contrary, the Property shall be conveyed free and clear of all mortgages, deeds of trust, and monetary liens of Seller (other than the lien for non‑delinquent taxes), and Seller shall remove at Closing (i) all such liens and (ii) any exceptions to title first reported to Buyer after the expiration of the Examination Period, to the extent Buyer notifies Seller in writing of any such exceptions within three (3) Business Days of receipt of notice of the existence of such exceptions and such exceptions have a material and adverse effect on the Property in Seller’s reasonable and good faith judgment. For purposes of the property description to be included in the deed to be delivered by Seller and in the Title Policy, the legal description prepared by the licensed surveyor for the Survey shall, at Buyer’s option, control any conflicts or inconsistencies with Exhibit A hereto, and such legal description shall, at Buyer’s option, be incorporated herein by this reference upon their completion and approval by Buyer.
(b)    Examination. Seller has provided or upon execution of this Agreement shall provide to Buyer copies of the documents and materials pertaining to the Property set forth on Schedule 6(b) of this Agreement to the extent within Seller’s actual possession or control (collectively, the “Due Diligence Materials”). During the pendency of this Agreement, Seller shall provide Buyer with any of the Due Diligence Materials coming into Seller’s possession or produced by or for Seller after the initial delivery of the Due Diligence Materials and, upon request of Buyer, but no more often than monthly, Seller shall provide Buyer with an updated Rent Roll. Additionally, during the term of this Agreement, Buyer, its agents and designees, shall have the right to enter the Property for the purposes of inspecting the Property, making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property; provided, however, that (i) each such inspection or examination of the Property shall take place during regular business hours and is subject to delivery of reasonable prior written notice to Seller; (ii) such activities by or on behalf of Buyer on the Property shall not damage the Property nor unreasonably interfere with operations of the Property or the conduct of business by Tenants under the Leases; (iii) Buyer shall not communicate with Tenants or other occupants of the Property following the scheduling procedure below; and (iv) neither Buyer nor any representative or agent of Buyer shall make any application or filing with any Federal, state, county, municipal or other department or governmental agency regarding the Property without Seller’s prior written consent thereto (not to be unreasonably withheld, conditioned or delayed). Tenant interviews, if any, shall be scheduled upon reasonable prior written notice to Seller and the applicable Tenant by Buyer on dates and times and at a location convenient to Seller and the applicable Tenant, and, at Seller’s election, a representative of Seller shall be present during any such interviews. Meetings with property management, if any, shall be scheduled upon reasonable prior written notice to Seller and such property manager by Buyer on dates and times and at a location convenient to Seller and the applicable property manager, and, at Seller’s election, a representative of Seller shall be present during any such interview. Notwithstanding the foregoing, Buyer must obtain Seller’s prior written approval, to be given in Seller’s sole discretion, of the scope and method of any environmental sampling, testing or investigation (other than a standard, non-intrusive Phase I environmental assessment) and any inspection which would alter the physical condition of the Property, prior to Buyer’s commencement of such inspections or testing. Prior to any entry by Buyer or Buyer’s agents and designees on the Property to conduct the inspections and tests described above, Buyer shall obtain and maintain or be covered by, or shall cause Buyer’s agents and designees to obtain and maintain or be covered by, at Buyer’s or Buyer’s agent’s and designee’s sole cost and expense, and shall deliver to Seller evidence thereof (in the form of a copy of a certificate evidencing such insurance policy), commercial general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of ONE MILLION and 00/100 Dollars ($1,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name each of Seller and Seller’s property manager as additional insured parties, which insurance shall provide coverage against any claim for personal liability or property damage resulting from such inspections and tests by Buyer or Buyer’s agents and designees. BUYER SHALL INDEMNIFY, DEFEND AND HOLD SELLER, ITS OFFICERS, SHAREHOLDERS, PARTNERS, MEMBERS, DIRECTORS, AND EMPLOYEES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS OR DAMAGES TO THE EXTENT RESULTING FROM THE ACTIVITIES OF BUYER AND ITS AGENTS AND DESIGNEES ON THE PROPERTY, AND BUYER SHALL REPAIR ANY AND ALL DAMAGE CAUSED, IN WHOLE OR IN PART, BY BUYER AND RETURN THE PROPERTY TO ITS CONDITION IMMEDIATELY PRIOR TO SUCH DAMAGE, WHICH OBLIGATION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT. Seller may have a representative present during any and all examinations, inspections, tenant interviews and/or studies on the Property. Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Examination Period, in which event this Agreement shall become null and void, Buyer shall receive a refund of the Initial Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein. If Buyer does not so terminate this Agreement prior to the expiration of the Examination Period, Buyer conclusively shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6(b).
(c)    Assumed Contracts. Buyer may notify Seller prior to the expiration of the Examination Period whether Buyer desires to receive an assignment of and assume Seller’s rights and obligations under any Contracts at the Closing Date, which notice shall specify the Contracts to be assigned and assumed (the “Assumed Contracts”). Seller shall terminate all other Contracts by the Closing Date at Seller’s sole cost and expense. In the event that the Contracts require notice, payment of any transfer, assignment, termination or any other fees and/or the consent from any party in connection with the assignment thereof to Buyer or termination thereof, Seller shall be obligated to pay such fees and/or obtain such consents (as applicable) at its sole cost and expense.

(d)    Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain and deliver to Buyer no later than five (5) Business Days prior to Closing (the “Estoppel Deadline”) executed estoppel certificates from Tenants representing no less than seventy percent (70%) of the total square footage of the building located on the Property then-rented to tenants (the “Required Estoppels”), which Required Estoppels must include the Tenant ATX and the Tenant Hot Schedules (the “Major Tenants”). The estoppel certificates shall be in the form attached hereto as Exhibit G or, to the extent a form is prescribed in a Lease, in the form prescribed by the applicable Leases, and shall be dated no earlier than thirty (30) days prior to the initial Closing Date (i.e., the Closing Date prior to extension under Section 10 hereof). Prior to delivery of the form of the estoppels to the Tenants, Seller shall submit a draft to Buyer and permit Buyer three (3) business days to review same and suggest changes, including changes as may be required by Buyer’s lender. At Seller’s election, if Seller is unable through its commercially reasonable efforts to obtain estoppel certificates from enough Tenants to meet the requirements set forth above, Seller may, in lieu of delivering estoppel certificates from Tenants as prescribed above, deliver an estoppel certificate(s) with respect to the Leases, signed by Seller; provided, however, Seller may not deliver such Seller estoppel in lieu of Major Tenants. If Seller subsequently delivers to Buyer an estoppel certificate from a Tenant as to which Seller has delivered its own estoppel certificate, Seller’s estoppel certificate as to that Tenant shall be deemed to be withdrawn and null and void upon such delivery. If Buyer has not received the Required Estoppels (taking into account any Seller estoppel certificates as permitted hereunder) by the Estoppel Deadline, then Buyer may, upon written notice to Seller, elect to extend the Estoppel Deadline and the Closing Date for up to an additional thirty (30) days, and Seller shall use commercially reasonable efforts to obtain the Required Estoppels (taking into account any Seller estoppel certificates as permitted hereunder), and Closing shall occur on the earlier of the date that is five (5) business days after the delivery of the Required Estoppels (taking into account any Seller estoppel certificates as permitted hereunder) and the expiration of the thirty (30) day Estoppel Deadline extension. If Seller is unable, after utilizing commercially reasonable efforts, to obtain the Required Estoppels (taking into account any Seller estoppel certificates as permitted hereunder), then Buyer, as its sole and exclusive remedy, may either: (i) terminate this Agreement by written notice to Seller whereupon the Earnest Money shall be returned to Buyer, and the parties will have no further rights or obligations under this Agreement, except for those rights or obligations that expressly survive termination; or (ii) waive the requirement of the Required Estoppels and proceed to Closing without receiving any credit against or reduction of the Purchase Price.
(e)    SNDAs. Seller shall also distribute and use commercially reasonable efforts to obtain an executed subordination, non-disturbance and attornment agreement from each of the Tenants under the Leases, to the extent requested by Buyer (each, an “SNDA”); provided Buyer shall not have any right to terminate this Agreement or exercise any other remedies hereunder if such SNDAs are not obtained. Buyer shall prepare and provide to Seller the SNDAs that Buyer desires to have Seller distribute and obtain.

(f)    Restrictive Covenants. If the Property is subject to a declaration of covenants, conditions and restrictions or similar instrument (“Restrictions”) governing or affecting the use, operation, maintenance, management or improvement of the Property, at the Closing, Seller shall use commercially reasonable efforts to deliver to Buyer estoppel certificates, in form and substance reasonably satisfactory to Buyer, from the declarant, association, committee, agent or other person or entity having governing or approval rights under the Restrictions; provided Buyer shall not have any right to terminate this Agreement or exercise any other remedies hereunder if such estoppel certificates are not obtained.
Section 7.    Risk of Loss/Condemnation. Promptly upon learning thereof, Seller shall give Buyer written notice of any condemnation, damage or destruction of the Property occurring prior to the Closing. If prior to the Closing all or a material portion of the Property is condemned, damaged or destroyed by an insured casualty, Buyer shall have the option of either (a) applying the proceeds of any condemnation award or payment under any insurance policies (other than business interruption or rental loss insurance) toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller, receiving from Seller an amount equal to any applicable deductible under any such insurance policy and receiving an assignment from Seller of any such awards or payments not theretofore received by Seller, or (b) terminating this Agreement by delivering written notice of such termination to Seller and Title Agent within ten (10) days after Buyer has received written notice from Seller of such material condemnation, damage or destruction, in which case the Earnest Money will be returned to Buyer. If, prior to the Closing, a portion of the Property is condemned, damaged or destroyed and such portion is not a material portion of the Property, the proceeds of any condemnation award or payment and any applicable deductible under any insurance policies shall be applied toward the payment of the Purchase Price at Closing to the extent such condemnation awards or insurance payments have been received by Seller and Seller shall assign to Buyer all unpaid awards or payments. For purposes of this Section 7, the term “material portion” shall mean (i) any condemnation, damage or destruction of the Property resulting in damage equal to or in excess of $3,450,000.00, or an absence of reasonable access to the Property or (ii) any damage or destruction of the Property that results in a negative impact to the rents generated from the Leases of fifteen percent (15%) or more. If the damage or destruction arises out of an uninsured risk, Seller shall elect, by written notice within ten (10) days of the occurrence of such damage or destruction either to terminate this Agreement or to close the transaction contemplated hereby with a reduction of the Purchase Price equal to the costs of repairing the Property, as reasonably estimated by an engineer engaged by Seller and reasonably acceptable to Buyer.
Section 8.    Earnest Money Disbursement.
The Earnest Money shall be held by the Title Agent, in trust, and disposed of only in accordance with the following provisions:

(a)    The Title Agent shall invest the Earnest Money in an interest-bearing account of the type generally used by Title Agent for the holding of escrow funds at Buyer’s sole cost and expense, shall not commingle the Earnest Money with any funds of the Title Agent or others, and shall promptly provide Buyer with confirmation of the investments made. All interest earned on the Earnest Money shall become part of the Earnest Money and shall be paid to the party entitled to the Earnest Money in accordance with the terms of this Agreement.
(b)    If the Closing occurs, the Earnest Money shall be credited to Buyer by applying the same against the Purchase Price. If for any reason the Closing does not occur, the Title Agent shall deliver the Earnest Money to Seller or Buyer, as the case may be in accordance with the provisions of this Agreement.
(c)    The parties acknowledge that the Title Agent is acting solely as a stakeholder at their request and for their convenience, that the Title Agent shall not be deemed to be the agent of either of the parties, and that the Title Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its grossly negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Title Agent’s mistake of law respecting the Title Agent scope or nature of its duties. SELLER AND BUYER SHALL JOINTLY AND SEVERALLY INDEMNIFY, DEFEND AND HOLD THE TITLE AGENT HARMLESS FROM AND AGAINST ALL LIABILITIES (INCLUDING REASONABLE ATTORNEYS’ FEES, EXPENSES AND DISBURSEMENTS) INCURRED IN CONNECTION WITH THE PERFORMANCE OF THE TITLE AGENT’S DUTIES HEREUNDER, EXCEPT WITH RESPECT TO ACTIONS OR OMISSIONS TAKEN OR MADE BY THE TITLE AGENT IN BAD FAITH, IN DISREGARD OF THIS AGREEMENT OR INVOLVING GROSS NEGLIGENCE ON THE PART OF THE TITLE AGENT.
(d)    Title Agent will sign this Agreement as evidence that (i) Title Agent agrees to be bound by the obligations contained herein with respect to the Earnest Money; (ii) to evidence Title Agent’s receipt of the fully executed Agreement and the Earnest Money; and (iii) to acknowledge that Title Agent is the “reporting person” for purposes of Prop. Reg. §1.6045-4(a), promulgated pursuant to the Code. Title Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Buyer. This Agreement shall be fully enforceable upon execution hereof by Buyer and Seller. The failure of Title Agent to execute this Agreement shall not affect the enforceability of this Agreement.

Section 9.    Default; Breach of Representation.
(a)    If, for any reason whatsoever (other than the failure of a condition set forth in Section 13 and other than a termination of this Agreement pursuant to Section 6, Section 9(b) or Section 7), Buyer fails to complete the acquisition as herein provided, Buyer shall be deemed to be in default of this Agreement. In the event that Buyer is in default of this Agreement, Buyer and Seller agree it would be impractical and extremely difficult to fix the damages which Seller may suffer. Buyer and Seller hereby agree that (i) an amount equal to the Earnest Money, together with all interest accrued thereon, is a reasonable estimate of the total net detriment Seller would suffer in the event Buyer defaults and fails to complete the purchase of the Property, and (ii) such amount will be the full, agreed and liquidated damages for Buyer’s default and failure to complete the purchase of the Property, and will be Seller’s exclusive remedy for any default of Buyer resulting in the failure of consummation of the Closing. In such event, this Agreement will terminate and Seller expressly waives its rights to seek damages in the event of Buyer’s default except as otherwise expressly provided hereunder including, without limitation, as provided in this subsection (a) below. Buyer will have no further rights or obligations hereunder, except with respect to the any provisions herein which pursuant to their terms survive any termination of this Agreement. The payment of such amount as liquidated damages is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to Seller. Notwithstanding the foregoing, nothing contained herein will limit Seller’s remedies at law, in equity or as herein provided in the event of a breach by Buyer of any of the provisions herein which pursuant to their terms survive any termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that this Agreement is terminated pursuant to Section 6 herein or this Section 9(a), Buyer shall promptly deliver to Seller, without warranty, copies of any due diligence reports obtained by Buyer relating to the Property.
(b)    In the event that Seller defaults in any of its material obligations undertaken in this Agreement, Buyer may as its sole and exclusive remedy either (i) terminate this Agreement, in which case the Earnest Money shall be returned to Buyer or (ii) treat this Agreement as being in full force and effect and pursue only the specific performance of this Agreement, provided that Buyer must commence any action for specific performance within sixty (60) days after the scheduled Closing Date. If (A) Buyer exercises its remedy under subsection (i) above as a result of Seller failing to perform its obligations to close in accordance with Section 10 hereof, and (B) a court of competent jurisdiction has issued a final, non-appealable judgment against Seller as a result of such failure to close, Buyer shall be entitled to collect from Seller an amount equal to Buyer’s costs and expenses incurred in connection with this Agreement, not to exceed $150,000.00, after delivery of written notice to Seller of the same, together with a waiver of any right, title or interest of Buyer in the Property and reasonable substantiating evidence for such costs and expenses. Buyer waives any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages (including, without limitation, speculative, punitive, special, indirect or consequential damages). In no case shall Seller ever be liable to Buyer under any statutory, common law, equitable or other theory of law, either prior to or following the

Closing, for any lost rents, profits, “benefit of the bargain,” business opportunities or any form of speculative, punitive, special, indirect, or consequential damage in connection with any claim, liability, demand or cause of action in any way or manner relating to the Property, the condition of the Property, this Agreement, or any transaction or matter between the parties contemplated hereunder. Buyer’s remedies hereunder are in addition to the right to receive the return of the Earnest Money, subject to Section 8, to the extent it is not applied to the Purchase Price in connection with Buyer’s action for specific performance. BUYER WAIVES ANY AND ALL RIGHTS TO RECORD A LIS PENDENS AGAINST THE PROPERTY IN CONNECTION WITH ANY DEFAULT BY SELLER HEREUNDER, EXCEPT IN THE CASE OF AN ACTION FOR SPECIFIC PERFORMANCE BROUGHT IN ACCORDANCE WITH THIS SUBSECTION (C).
(c)    All representations and warranties in this Agreement shall be deemed to have been made as of the Effective Date and again as of the Closing Date and shall survive the Closing for a period of nine (9) months after the Closing (the “Survival Period”). Any right of action for the breach of any representation or warranty contained herein shall not merge with the deed delivered at the Closing but shall survive the Closing for the Survival Period. Before the date that is sixty (60) days after the expiration of the Survival Period, the party claiming a breach must have filed an action in a court of competent jurisdiction and any warranty and representation not specified in such action shall expire. Damages for any action not filed before the date that is sixty (60) days after the expiration of the Survival Period shall be limited to $1,000. Seller and Buyer agree that, following the Closing, subject to the terms of Section 11 hereof, each shall be liable for the direct, but not speculative, punitive, special, indirect or consequential damages resulting from any breach of its representations or warranties expressly set forth in this Agreement; provided, however, that: (i) following Closing, the total liability of Seller for all such breaches and any matters relating thereto or under any law applicable to the Property or this transaction shall not, in the aggregate, exceed SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00) (the “Claim Cap”); and (ii) such representations and warranties are personal to Seller and Buyer and may not be assigned to or enforced by any other Person, other than to a permitted assignee of Buyer in accordance with the terms of this Agreement. Buyer further agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (the “Threshold Amount”) (in which event the full amount of such valid claims against shall be actionable up to, but not in excess of, the Claim Cap). Notwithstanding anything contained herein to the contrary, Seller’s representations and warranties made herein shall be deemed modified to reflect any change in circumstances first arising after the Effective Date and not occurring as a result of a breach of this Agreement.

Section 10.    Closing.
(a)    The Closing shall occur on the Closing Date and shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. Buyer shall have the option to extend the Closing Date by thirty (30) days upon written notice to Seller and Title Insurer given prior to the originally scheduled Closing Date and delivery to Title Agent of the Extension Earnest Money, which such Extension Earnest Money will, except as expressly set forth in this Agreement, be non-refundable to Buyer upon deposit and will become part of the Earnest Money. Prior to the Closing Date, Title Agent shall deliver to each of the parties for their review and approval a separate preliminary closing statement for the Property (“Preliminary Closing Statement”) based on an income expense statement prepared by Seller, approved by Buyer, and delivered to Title Agent before such date, setting forth the proration amounts and closing costs allocable to each of the parties pursuant to this Agreement. Based on each of the party’s comments, if any, regarding the Preliminary Closing Statement, Title Agent shall revise the Preliminary Closing Statement and deliver final closing statements to each of the parties at the Closing (collectively, the “Closing Statement”).
(b)    On or before the Closing Date, Seller shall deliver the following to Title Agent:
(i)    One (1) original of the deed in the form attached hereto as Exhibit B (the “Deed”), duly executed by Seller;
(ii)    One (1) original of the Assignment of Leases and Security Deposits, in the form attached hereto as Exhibit C, duly executed by Seller;
(iii)    One (1) original of the Bill of Sale in the form of Exhibit D attached hereto, duly executed by Seller;
(iv)    One (1) original of the Assignment of Contracts, Permits, Licenses and Warranties in the form of Exhibit E attached hereto, duly executed by Seller;
(v)    one (1) original of the Closing Statement, duly executed by Seller;
(vi)    good standing certificates and corporate resolutions and such other documents as reasonably requested by the Title Agent evidencing of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller;
(vii)    a FIRPTA Affidavit in form of Exhibit F attached hereto, duly executed by Seller;
(viii)    evidence of terminations satisfactory to Buyer, effective no later than Closing, of any property leasing agreement, any property management agreement, and those Contracts which Buyer has elected not to assume; and

(ix)    an affidavit as to debts, liens and possession, in a form acceptable to Seller, duly executed by Seller, sufficient to cause the Title Agent, on behalf of Title Insurer, to issue to Buyer the Title Policy in accordance with Section 13(b) hereof.
(c)    On or before the Closing Date, Buyer shall deliver the following to Title Agent:
(i)    the Purchase Price in immediately available funds;
(ii)    One (1) original of the Assignment of Leases and Security Deposits in the form of Exhibit C, duly executed by Buyer;
(iii)    One (1) original of the Bill of Sale in the form of Exhibit D, duly executed by Buyer;
(iv)    One (1) original of the Assignment of Contracts, Permits, Licenses and Warranties in the form of Exhibit E, duly executed by Buyer;
(v)    one (1) original of the Closing Statement, duly executed by Buyer; and
(vi)    good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other documents as reasonably requested by the Title Agent.
(d)    The Closing shall be held through a customary escrow arrangement between the parties and the Title Agent, or such other place or manner as the parties hereto may mutually agree. The Closing shall occur as soon as all conditions to closing contained in this Agreement have been satisfied (or deemed satisfied) or waived in writing which shall in any event be not later than 5:00 p.m. (Austin, Texas time) on the Closing Date, time being of the essence, by recording and delivering, as applicable, all documents and funds set forth in this Section 10.
(e)    At Closing, Seller and Buyer shall each execute, and Buyer shall deliver to each Tenant promptly after the Closing, a notice regarding the sale in such form as to satisfy the requirements of Section 93.007 of the Texas Property Code.
Section 11.    Seller’s Representations. Seller represents and warrants to Buyer as of the Effective Date as follows:
(a)    Seller is duly organized (or formed), validly existing, in good standing under the laws of its state of organization and is qualified to transact business in the State in which the Property is located. Seller is authorized to consummate the transaction set forth herein and has or will have the necessary power to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder, will result in the violation of any law or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;
(b)    Except as listed in Schedule 11(b) attached hereto, Seller has not received service of process for any current or pending litigation pertaining to the Property or which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement, and to Seller’s Knowledge, no such litigation is threatened;
(c)    Except for defaults cured on or before the date hereof, Seller’s Representative has not received any written notice of default under the terms of any of the Contracts;
(d)    Except for violations cured or remedied on or before the date hereof and except as listed in Schedule 11(d) attached hereto, Seller’s Representative has not received any written notice from any governmental authority regarding any violation of any law applicable to the Property;
(e)    Schedule 11(e) is a true and correct list of the documents constituting the Leases;
(f)    Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required to withhold from the Purchase Price any withholding tax;
(g)    Seller has not received any written notice that there is any pending or threatened condemnation of all or any part of the Property;
(h)    There are no contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Project, except those contracts disclosed in Schedule 1(n) hereof;
(i)    Neither Seller nor its affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws (defined below). Neither Seller nor its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order (defined below), or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Seller nor its affiliates or, to Seller’s knowledge, any of its brokers or other agents, in any capacity in connection with the sale of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a government list, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a government list or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)); and
(j)    Seller is not, and is not acting on behalf of (i) an “employee benefit plan” (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”)) that is subject to Title I of ERISA, (ii) a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986 (the “Code”) that is subject to Section 4975 of the Code (each of the foregoing a “Plan”), (iii) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA; and
(k)    The Rent Roll and Operating Statements to be delivered to Buyer pursuant to this Agreement are true, correct and complete in all material respects as of their respective dates of delivery.
The term “Seller’s Representative” means Scott Strzinek, Director of Global Facilities for Seller. The term “to Seller’s Knowledge” means the actual, current, conscious knowledge of Scott Strzinek without any duty of inquiry or investigation of any kind, nature or character whatsoever, and does not include constructive, imputed or inquiry knowledge; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of such individual or any other officer or employee of Seller or any of its affiliates, on account of any breach of any representation or warranty made by Seller herein. Notwithstanding the foregoing, if Buyer has actual knowledge of a breach of any representation or warranty made by Seller in this Agreement prior to Closing and Buyer nevertheless elects to close the transaction described herein, such representation or warranty by Seller shall be deemed to have been modified to reflect the relevant information of which Buyer has knowledge and Buyer shall not be permitted to make a claim following Closing for a breach by Seller of such representation or warranty.
Section 12.    Buyer’s Representations. Buyer represents and warrants to Seller as follows:
(a)    Buyer is duly formed, validly existing, in good standing under the laws of Delaware, is qualified to transact business in the State in which the Property is located, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound;
(b)    No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law;
(c)    Neither Buyer nor its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”). Neither Buyer nor its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Buyer nor its affiliates or, to Buyer’s knowledge, any of its brokers or other agents, in any capacity in connection with the sale of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a government list, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a government list or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)); and
(d)    Buyer is not, and is not acting on behalf of, (i) a Plan, (ii) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (c) a “governmental plan” within the meaning of Section 3(32) of ERISA.
Section 13.    Conditions to Buyer’s Obligations. Buyer’s obligation to pay the Purchase Price, and to accept title to the Property, shall be subject to compliance by Seller with the following conditions precedent on and as of the Closing Date:
(a)    Seller shall deliver to Buyer on or before the Closing the items set forth in Section 10 above;

(b)    Buyer shall receive from the Title Agent, the Title Policy, or irrevocable and unconditional binder to issue the same, insuring, or committing to insure, at its ordinary premium rates, Buyer’s title in fee simple to the Real Property and otherwise in such form and with such endorsements as provided in the title commitment approved by Buyer pursuant to Section 6 hereof and subject only to the Permitted Exceptions (provided the costs for such Title Policy shall be paid in accordance with Section 2(c) hereof); and
(c)    Subject to Section 9(c) hereof and subject to the last sentence of Section 11 hereof, the representations and warranties of Seller contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.
If all of the above conditions have not been satisfied or waived by Buyer on or prior to the Closing Date, then Buyer shall have the right to terminate this Agreement, and upon such termination the Earnest Money shall be refunded to Buyer and neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly set forth herein. If the failure of any condition precedent to Buyer’s obligations set forth in this Section 13 arises as a result of a default by Seller under this Agreement, Buyer shall have the remedies available to Buyer in Section 9(b).
Section 14.    Conditions to Seller’s Obligations. Seller’s obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the Closing Date:
(a)    Buyer shall deliver to Seller upon the Closing the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof, and Buyer shall deliver all documents required to be delivered by Buyer under Section 10 hereof; and
(b)    The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.
If all of the above conditions have not been satisfied or waived in writing by Seller on or prior to the Closing Date, then Seller shall have the right to terminate this Agreement, and upon such termination the Earnest Money shall be disbursed to Seller and neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly set forth herein. If the failure of any condition precedent to Seller’s obligations set forth in this Section 14 arises as a result of a default by Buyer under this Agreement, Seller shall have the remedies available to Seller in Section 9(a).

Section 15.    Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date: (a) delivered in person, (b) deposited in the United States mail, registered or certified, return receipt requested, (c) delivery via electronic mail to the addresses set out in Section 1 (provided, such email is sent prior to 5:00 p.m. (Austin, Texas time) on the day sent), or (d) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1. All notices shall be deemed to have been given upon receipt provided that such receipt occurs on or before 5:00 p.m. (Austin, Texas time) on a business day, otherwise, such notice shall be deemed to have been given on the next succeeding business day. Any address or name specified in Section 1 may be changed by notice given to the addressee by the other party in accordance with this Section 15. The inability to deliver notice because of a changed address of which no notice was given as provided, above, or because of rejection or refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of inability to deliver or rejection or refusal to accept. Any notice to be given by any party may be given by the counsel for such party.
Section 16.    Seller Covenants. Seller agrees that it: (a) shall continue to operate the Property in the same manner in which Seller has previously operated the Property; and (b) shall, subject to Section 7 hereof and subject to reasonable wear and tear, maintain the Property in the same condition as exists on the Effective Date. From the Effective Date through the Closing, no Personalty shall be removed from the Property by Seller, unless replaced with Personalty of equal or greater utility and value. From the Effective Date through the Closing, Seller will not negotiate with any third party the sale or other disposition of any of the Property, or enter into any contract (whether binding or not) regarding any sale or other disposition of the Property. Prior to the second (2nd) Business Day before the expiration of the Examination Period, Seller may cancel, amend and modify any of the Leases and any of the Contracts but shall deliver written notice thereof to Buyer. After the second (2nd) Business Day before the expiration of the Examination Period, Seller may not cancel, amend, or modify any material Contracts or Leases without Buyer’s consent, which consent will not be unreasonably withheld or delayed. Notwithstanding the preceding sentence, after the expiration of the Examination Period, Seller may enter into any new contracts (but not Leases) without Buyer’s consent if doing so is in the ordinary course of operating the Property and the contract (i) will not be binding on Buyer or (ii) is cancelable on thirty (30) days or less notice without penalty or premium. If Seller shall request Buyer’s approval to any of the foregoing matters, Buyer shall have five (5) days from its receipt of such request to give Seller notice of its approval or disapproval of such matter. If Buyer does not give such notice, such matter shall be deemed approved by Buyer.
Section 17.    Additional Provisions.
(a)    Independent Consideration. Seller and Buyer agree that the Earnest Money shall be deemed to include the amount of ONE HUNDRED and NO/100 DOLLARS ($100.00) (the “Independent Consideration”). Such Independent Consideration is paid by Buyer to Seller on the date hereof as consideration for Seller’s execution and delivery of this Agreement and for Buyer’s right to inspect and evaluate the Property. The Independent Consideration is independent of any other consideration or payment provided for in this Agreement and, notwithstanding anything to the contrary herein, is non-refundable in all events, including any refund of the balance of the Earnest Money.
(b)    Uniform Vendor and Purchaser Risk Act Not Applicable. It is the express intent of Buyer and Seller that the provisions of this Agreement govern the rights of the parties in the event of damage to or condemnation of the Property and that the Uniform Vendor and Purchaser Risk Act (Section 5.007 of the Texas Property Code) not apply to this Agreement.
(c)    WAIVER OF CONSUMER RIGHTS. BUYER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.
(d)    No Recordation. Buyer hereby acknowledges that neither this Agreement nor any memorandum or affidavit hereof will be recorded of public record in any county in the State where the Property is located. If Buyer ever records or attempts to record this Agreement, or a memorandum or affidavit hereof, or any other similar document, then, notwithstanding anything herein to the contrary, that recordation or attempt at recordation will constitute a default by Buyer hereunder.
(e)    VENUE. THE OBLIGATIONS OF THE PARTIES HERETO ARE AND WILL BE PERFORMABLE IN THE COUNTY IN WHICH THE PROPERTY IS LOCATED. BY EXECUTING THIS AGREEMENT, EACH PARTY HERETO EXPRESSLY (i) CONSENTS AND SUBMITS TO PERSONAL JURISDICTION CONSISTENT WITH THE PREVIOUS SENTENCE, (ii) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM OR DEFENSE THAT SUCH VENUE IS NOT PROPER OR CONVENIENT, AND (iii) CONSENTS TO THE SERVICE OF PROCESS IN ANY MANNER AUTHORIZED BY TEXAS LAW.
(f)    Title Matters. Buyer acknowledges that Buyer should have an abstract covering the Real Property examined by an attorney of Buyer’s own selection or that Buyer should be furnished with or obtain a policy of title insurance.
Section 18.    Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.

Section 19.    No Representations or Warranties. Except as expressly set forth in Section 11 this Agreement, the Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the Effective Date and as of Closing. THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND BUYER. THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND BUYER, AND BUYER HAS THE RIGHT TO CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS REPRESENTED IN SECTION 11 HEREOF AND ANY WARRANTY OF TITLE CONTAINED IN THE DEED AND IN THE ASSIGNMENT OF LEASES AND SECURITY DEPOSITS, BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 19 ARE LIMITED, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES, AND BUYER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE.
EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 11 OF THIS AGREEMENT, THE DEED AND THE ASSIGNMENT OF LEASES AND SECURITY DEPOSITS, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER, AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL LAWS, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 11 OF THIS AGREEMENT, IN THE DEED, AND IN THE ASSIGNMENT OF LEASES AND SECURITY DEPOSITS, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS, WHERE IS, WITH ALL

FAULTS.” BUYER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED BUYER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF BUYER’S CONSULTANTS IN PURCHASING THE PROPERTY AND ON THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN SECTION 11 OF THIS AGREEMENT, IN THE DEED, AND IN THE ASSIGNMENT OF LEASES AND SECURITY DEPOSITS. BUYER HAS BEEN GIVEN A SUFFICIENT OPPORTUNITY TO CONDUCT AND HAS CONDUCTED OR WILL CONDUCT SUCH INSPECTIONS, INVESTIGATIONS AND OTHER INDEPENDENT EXAMINATIONS OF THE PROPERTY AND RELATED MATTERS AS BUYER DEEMS NECESSARY, INCLUDING BUT NOT LIMITED TO THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 11 OF THIS AGREEMENT, IN THE DEED, AND IN THE ASSIGNMENT OF LEASES AND SECURITY DEPOSITS, RELY UPON ANY STATEMENTS OF SELLER (EXCLUDING THE LIMITED MATTERS REPRESENTED BY SELLER IN SECTION 11 HEREOF) NOR OF ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER. BUYER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED BY BUYER WAS OBTAINED FROM A VARIETY OF SOURCES, AND SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO BUYER, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 11 OF THIS AGREEMENT, IN THE DEED, OR IN THE ASSIGNMENT OF LEASES AND SECURITY DEPOSITS. UPON CLOSING, BUYER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS. BUYER ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, SUBJECT TO SUCH REPRESENTATIONS AS SET FORTH IN SECTION 11 OF THIS AGREEMENT, IN THE DEED, AND IN THE ASSIGNMENT OF LEASES AND SECURITY DEPOSITS, SELLER WILL SELL AND CONVEY TO BUYER, AND BUYER WILL ACCEPT THE PROPERTY, “AS IS, WHERE IS, WITH ALL FAULTS.” BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, ORAL WARRANTIES OR ORAL REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN SECTION 11 OF THIS AGREEMENT, IN THE DEED, OR IN THE ASSIGNMENT OF LEASES AND SECURITY DEPOSITS. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS IS, WHERE IS” NATURE OF THIS SALE AND

ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE PROPERTY. BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT AND UNDERSTANDS THE SIGNIFICANCE OF EACH AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.
Except with respect to matters relating to breaches of Seller’s representations and warranties contained in Section 11 (subject to the limitations contained therein), in the Deed and in the Assignment of Leases and Security Deposits, Buyer waives its right to recover from, and forever releases and discharges Seller and Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents (collectively, including Seller, the “Seller Releasees”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of the matters described in this Section 19.
Section 20.    Applicable Law. This Agreement shall be construed under the laws of the State in which the Property is located.
Section 21.    Broker’s Commissions. Buyer and Seller each hereby represent that, except for Seller’s Broker, there are no other brokers involved or that have a right to proceeds in this transaction. Seller shall be responsible for the payment of commissions due Seller’s Broker at Closing pursuant to the terms of a separate written agreement. SELLER AND BUYER EACH HEREBY AGREE TO INDEMNIFY, DEFEND AND HOLD THE OTHER HARMLESS FROM ALL LOSS, COST, DAMAGE OR EXPENSE (INCLUDING REASONABLE ATTORNEYS’ FEES AT BOTH TRIAL AND APPELLATE LEVELS) INCURRED BY THE OTHER AS A RESULT OF ANY CLAIM ARISING OUT OF THE ACTS OF THE INDEMNIFYING PARTY (OR OTHERS ON ITS BEHALF) FOR A COMMISSION, FINDER’S FEE OR SIMILAR COMPENSATION MADE BY ANY BROKER, FINDER OR ANY PARTY WHO CLAIMS TO HAVE DEALT WITH SUCH PARTY EXCEPT THAT NEITHER PARTY SHALL HAVE ANY OBLIGATIONS HEREUNDER WITH RESPECT TO ANY CLAIM BY THE OTHER PARTY’S BROKER SOLELY TO THE EXTENT THAT SUCH CLAIM DIRECTLY ARISES FROM SUCH PARTY’S FAILURE TO PAY OR CAUSE TO BE PAID A BROKER COMMISSION TO ITS BROKER. The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.

Section 22.    Assignment. Buyer shall not assign its rights under this Agreement without Seller’s prior written consent; provided, however, that Buyer reserves the right to assign this Agreement without Seller’s consent to any corporation, limited liability company, partnership, or other entity that, directly or indirectly, controls, is controlled by or is under common control with Buyer provided, (a) Buyer delivers to Seller written notice of its intention to do so at least five (5) Business Days prior to Closing, which notice shall include the legal name of the proposed assignee, (b) Buyer and the proposed assignee shall execute an assignment and assumption of this Agreement on a commercially reasonable form, and (d) in no event shall any assignment of this Agreement release or discharge Buyer from any liability or obligation hereunder. Notwithstanding the foregoing, under no circumstances shall Buyer have the right to assign this Agreement to any person or entity or employee benefit plan if Seller’s sale of the Property to such person or entity or plan would, in the judgment of Seller, create or otherwise cause a “prohibited transaction” under or violation of ERISA. Seller may not assign this Agreement.
Section 23.    Attorneys’ Fees. In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s reasonable attorneys’ fees and disbursements and court costs incurred in such action. This Section shall survive the Closing or termination of this Agreement.
Section 24.    Jury Waiver. BUYER AND SELLER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, OR UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DOCUMENTS DELIVERED BY BUYER OR SELLER AT CLOSING, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF ANY PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH RESPECT TO THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY BUYER AT CLOSING AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

Section 25.    Confidentiality/ No Public Disclosure.
(a)    If required by Seller, Buyer shall execute a commercially reasonable confidentiality agreement respecting the transaction contemplated by this Agreement and any and all due diligence materials as are made available to Buyer, regardless of whether such due diligence materials relate to the Property. Even if Buyer does not execute a confidentiality agreement, any due diligence materials made available to Buyer (by any means of transmission or delivery) will be treated by Buyer as confidential information of Seller and used by Buyer solely for the purpose of evaluating the Property and must be returned promptly upon written request to Seller when Buyer terminates this Agreement.
(b)    Except as may be required in order to comply with a court order or a governmental requirement, neither Buyer nor Seller shall publicly disclose by written press release, public announcement or otherwise, the financial terms of this transaction without the prior written approval of the other party, provided, however, that, notwithstanding the foregoing, either party shall be permitted to disclose the financial terms of the transaction to any of its attorneys, accountants, agents, consultants, advisors, investors and/or lenders who have agreed to keep such information confidential, and nothing contained herein shall prohibit either party from making any public announcement (including without limitation placing a notice on a website of such party and/or an affiliate thereof) or issuing any written press release to announce the occurrence of Closing, provided that the terms of this Agreement and Closing remain confidential.
(c)    The provisions of this Section 26 shall survive Closing or the termination of this Agreement.
Section 26.    Survival. Except for the rights and obligations of Seller and Buyer which by their express terms shall survive, including, without limitation, Seller’s and Buyer’s representations and warranties, none of the rights and obligations of Buyer and Seller shall survive Closing or the termination of this Agreement.
Section 27.    Computation of Time. The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. Unless preceded by the word “business,” the word “day” shall mean a calendar day. The phrase “business day” or “business days” shall have the meaning set forth in Section 1 hereof.

Section 28.    Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures to this Agreement, any amendment hereof and any notice given hereunder, delivered electronically via .pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes. Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.
[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

SELLER:
NATIONAL INSTRUMENTS CORPORATION,
a Delaware corporation

By: /s/ John Roiko
Name: John Roiko
Title: VP Finance & CAO

BUYER:
BRIDGEPOINT PARKWAY INVESTORS, LLC,
a Delaware limited liability company
By: Roseview Evergreen Fund, LLC Series 3, a Delaware limited liability company, its Manager

By: Roseview Manager, LLC, a Delaware limited liability company, its Manager

By: Roseview Investment Advisors, LLC, a Massachusetts limited liability company, its Member and Manager

By: /s/ Vincent J. Costantini
Vincent J. Costantini,
its Manager

JOINDER BY TITLE AGENT
Title Agent joins in the execution of this Agreement to evidence its agreement to receive, hold and disburse funds and documents in accordance with the terms and provisions of the Agreement, and acknowledges that it is the “reporting person” for purposes of Prop. Reg. § 1.6045‑4(a), promulgated pursuant to the Code.
TITLE AGENT:
HERITAGE TITLE COMPANY OF AUSTIN, INC.
By: /s/ Austin Costley for
Name: Amy Fisher
Title: Senior VP

EXHIBITS AND SCHEDULES
Exhibit A        -        Real Property
Exhibit B        -        Form of Deed

Exhibit C	- Form of Assignment of Leases and Security Deposits
Exhibit D        -        Form of Bill of Sale
Exhibit E        -        Form of Assignment of Contracts
Exhibit F        -        FIRPTA Affidavit
Exhibit G                Form of Tenant Estoppel Certificate
Schedule 1(n)        -        Contracts
Schedule 2(b)                Exclusions from Lease Costs
Schedule 11(b)    -        Litigation
Schedule 11(d)    -        Violations
Schedule 11(e)                Leases
Schedule 6(b)                Due Diligence Materials

REINSTATEMENT AND FIRST AMENDMENT TO
AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

THIS REINSTATEMENT AND FIRST AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY (this “Amendment”), is dated as of July 11, 2019 (the “Effective Date”), by and between NATIONAL INSTRUMENTS CORPORATION, a Delaware corporation (“Seller”), and BRIDGEPOINT PARKWAY INVESTORS, LLC, a Delaware limited liability company (“Buyer”).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Agreement for Purchase and Sale of Real Property (the “Agreement”), dated June 25, 2019, Seller agreed to sell, and Buyer agreed to purchase, certain real property as more particularly described in the Agreement (the “Property”), upon the terms and conditions more particularly set forth therein. All capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.
WHEREAS, pursuant to a termination notice delivered by Buyer to Seller on July 5, 2019 (the “Termination Notice”), Buyer terminated the Agreement in accordance with Section 6(b) thereof.
WHEREAS, Seller and Buyer now desire to reinstate and amend the Agreement upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the covenants and agreements hereinabove and hereinafter contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:
1.Reinstatement. The Agreement, as amended by this Amendment, is reinstated and the Termination Notice is withdrawn. Buyer and Seller agree that the Agreement, as reinstated and amended by this Amendment, is in full force and effect. By its execution and delivery of this Amendment, Buyer acknowledges that it has no right to terminate the Agreement other than in the event of a default by Seller in accordance with Section 9(b) thereof.
2.    Earnest Money. Buyer deposited the Initial Earnest Money with Title Agent in accordance Section 4(b) of the Agreement. Buyer and Seller acknowledge and agree Title Agent is holding, and shall continue to hold, the Initial Earnest Money in accordance with the terms of the Agreement. Simultaneously with the execution of this Amendment, Buyer shall deposit the Additional Earnest Money with Title Agent as required by Section 4(b) of the Agreement.
3.    Fire, Life and Safety Inspection. Buyer and Seller acknowledge and agree an on-going fire, life and safety inspection is being conducted on the Property (the “Fire Inspection”). If the Fire Inspection reveals a violation at the Property related to the fire strobe lighting, Seller shall provide written notice to Buyer within five (5) business days after Seller receives written notice of such violation whether Seller elects to either (a) cure the violation, or (b) proceed to Closing without curing the violation. If Seller elects option (b) above, at Closing, Buyer will be entitled to a credit against the Purchase Price in the amount of Twenty Thousand Dollars ($20,000.00). If Seller elects option (a) above, but fails to cure the violation on or before the Closing Date, then Buyer will be entitled to a credit against the Purchase Price in the amount set forth above. Seller’s failure to cure any violations arising from the Fire Inspection shall not be deemed to be a default by Seller under the Agreement and, in such event, Buyer’s sole remedy will be to obtain the credit against the Purchase Price at Closing as provided herein.
4.    Closing Credit. At Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to Nine Hundred Thousand Dollars ($900,000.00).
5.    Estoppels. Buyer acknowledges Seller previously submitted draft estoppels to Buyer for Buyer’s review in accordance with Section 6(d) of the Agreement. If Buyer fails to deliver suggested changes to the draft estoppels to Seller within one (1) business day after the Effective Date, the draft estoppels will be deemed approved.
6.    Miscellaneous.
(a)    Except as expressly modified by the terms of this Amendment, the Agreement will remain in full force and effect and is hereby reinstated, ratified and confirmed by Seller and Buyer in all respects. In the event of any conflict between the terms and provisions of this Amendment and the Agreement, the terms and provisions of this Amendment will govern and control. From and after the date hereof, the term “this Agreement” shall be deemed to refer to the Agreement, as amended by this Amendment.
(b)    This Amendment, together with the Agreement, contains the entire agreement between Seller and Buyer with respect to the matters stated herein. This Amendment cannot be modified in any manner except by a written agreement signed by Seller and Buyer.
(c)    This Amendment shall be governed in all respects by the laws of the State of Texas.
(d)    This Amendment may be executed in one or more original counterparts, each of which shall constitute an original, and all of which together shall constitute but one and the same instrument. An electronically transmitted signature shall have the same legal effect as an originally drawn signature.
(e)    This Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns.
(f)    [Remainder of Page Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Buyer and Seller have duly executed this Amendment as of the day and year first above written.

SELLER:
NATIONAL INSTRUMENTS CORPORATION,
a Delaware corporation

By: /s/ Karen Rapp
Name: Karen Rapp
Title: CFO

BUYER:
BRIDGEPOINT PARKWAY INVESTORS, LLC,
a Delaware limited liability company
By: Roseview Evergreen Fund, LLC Series 3, a Delaware limited liability company, its Manager

By: Roseview Manager, LLC, a Delaware limited liability company, its Manager

By: Roseview Investment Advisors, LLC, a Massachusetts limited liability company, its Member and Manager

By: /s/ Vincent J. Costantini
Vincent J. Costantini,
its Manager